Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-173883) of our report dated June 20, 2014, relating to the financial statements and supplemental schedules of the Colfax Corporation 401(k) Savings Plan Plus which appear in this Form 11-K for the year ended December 31, 2013.

/s/ BDO USA, LLP

Bethesda, Maryland
June 20, 2014